UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Luther Burbank Corporation

(Exact name of registrant as specified in its charter)

California	68-0270948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Third Street, Fourth Floor, Santa Rosa, California	95401
(Address of Principal Executive Offices)	(Zip Code)

Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan

(Full title of the plan)

Brent J. Beardall

President and Chief Executive Officer

WaFd, Inc.

425 Pike Street

Seattle, Washington 98101

(Name and address of agent for service)

(206) 624-7930

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relating to the following Registration Statement on Form S-8 (the “Prior Registration Statement”) is being filed by Luther Burbank Corporation (the “Registrant” or “LBC”) to terminate the offering under the Prior Registration Statement and to deregister any and all shares of LBC common stock, no par value (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share number listed below does not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 333-221981, filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2017, relating to the registration of 4,095,544 Shares issuable pursuant to the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan.

On November 13, 2022, LBC and WaFd, Inc. (f/k/a Washington Federal, Inc.), a Washington corporation (“WaFd”), entered into an Agreement and Plan of Reorganization, pursuant to which, on March 1, 2024, LBC merged with and into WaFd (the “Merger”), with WaFd as the surviving institution.

In connection with the Merger, LBC has terminated all offerings of LBC’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings made by LBC in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 1, 2024.

WAFD, INC. (as successor by merger to Luther Burbank Corporation)

By:	/s/ Brent J. Beardall
Brent J. Beardall
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.